EXHIBIT 15





         Contact: Doug Robinson -                  Bob Gordon -
                  CA Investor Relations            CA Public Relations
                  (516) 342-2745                   (516) 342-2391
                  dougr@mail.cai.com               bobg@cai.com

                  Elliot Levine - Cheyenne EVP/CFO
                  (516) 465-4000

             COMPUTER ASSOCIATES ANNOUNCES DELAWARE COURT HAS DENIED
              MOTION TO ENJOIN CONSUMMATION OF CHEYENNE TENDER OFFER

         ISLANDIA, NY and ROSLYN HEIGHTS, NY, November 7, 1996 - Computer Associates International, Inc. (NYSE: CA) and Cheyenne Software, Inc. (AMEX: CYE) announced today that the Delaware Chancery Court has denied a motion to preliminarily enjoin consummation of the tender offer by CA for all the outstanding shares of Cheyenne common stock, at a price of $30.50 per share. The motion was based on the alleged failure by Cheyenne and the members of its Board of Directors to disclose to shareholders certain financial information considered in connection with the tender offer. The offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, November 8, 1996.

         Computer Associates International, Inc. (NYSE: CA), with headquarters in Islandia, NY, is the world leader in mission-critical software. The company develops, licenses, and supports more than 500 integrated products that include enterprise computing and information management, application development, manufacturing and financial applications. CA has 9000 people in 130 offices in 40 countries and had revenue of more than $3.5 billion in fiscal year 1996. CA can be reached by visiting http://www.cai.com on the World Wide Web, emailing info@cai.com, or calling 1-516-342-5224.

         Cheyenne Software, Inc. is an international developer of essential software solutions for NetWare, Windows NT, UNIX, Macintosh, OS/2, Windows 3.1 and Windows 95 operating systems.
         Its enterprise-wide offerings include an array of storage management, security, and communications products, including Cheyenne [registered trademark] HSM, JETserve [trademark], InocuLAN [trademark], FAXserve [trademark], and its flagship product line, the ARCserve [registered trademark] family of network backup software. Cheyenne can be contacted at (800) 243-9462 (U.S. or Canada) or (516) 465-4000, or by visiting its WWW home page at: http://www.cheyenne.com.


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